[ARI LOGO]

11425 West Lake Park Drive/Suite 900/Milwaukee, Wisconsin 53224-3025

Phone: 414.973.4300/Fax: 414.973.4357/www.arinet.com

FOR IMMEDIATE RELEASE

ARI REPORTS SECOND QUARTER RESULTS

Milwaukee, Wis., February 20, 2003 - ARI Network Services, Inc. (OTCBB:ARIS), a leading provider of electronic catalog-enabled business solutions that connect equipment manufacturers with their service and distribution networks, today reported results for the second quarter of fiscal 2003 ended January 31, 2003.

The Milwaukee-based firm reported revenues of $3.1 million for the second quarter of fiscal 2003, compared to $3.3 million for the same quarter in the previous fiscal year.  ARI reported a net loss of $375,000 or $0.06 per share in the second quarter of fiscal 2003, compared to net income of $34,000 or $0.01 per share in the previous year’s second quarter.  EBITDA (earnings before interest, taxes, depreciation and amortization) for the second quarter of fiscal 2003 was $467,000, compared to $903,000 in the prior year’s second quarter.

“With our key market being manufactured equipment, this has been another challenging quarter for us,” said Brian E. Dearing, chairman and chief executive officer of ARI.  “However, we believe that we are holding our own.  While overall revenues were down slightly compared to last year’s second quarter due to the anticipated decline in the non-equipment business, our equipment industry revenues were up 8%.  Recurring revenues in the core catalog business were also strong.

"During the quarter, we continued to focus on positive cash flow.  The cash balance at quarter end was $1.2 million, up over a half million dollars vs. the immediately prior quarter of this year,” Dearing said.  “We also continued to add value for our existing customers through Project Platinum, initiated earlier this fiscal year to improve the quality, quantity and timeliness of the data we provide to dealers through the catalog.  We have received a positive response from customers to this initiative, which I believe will protect and enhance our customer relationships.”

For the first six months of fiscal 2003, ARI's revenues totaled $6.1 million, compared to $7.1 million in the first six months of the prior fiscal year.  ARI reported a net loss of $620,000 or $0.10 per share for the first six months of fiscal 2003, compared to net income of $97,000 or $0.02 per share in the previous year’s first half.  EBITDA for the first six months of fiscal 2003 was $1.0 million, compared to $1.7 million in the prior year’s first half.

Dearing indicated that he continues to be cautious about the remainder of fiscal 2003 in terms of revenues from the equipment markets.  “While we just signed a significant three year contract in the power sports industry for our electronic catalog, we continue to see softness in the overall equipment market for the foreseeable future,” Dearing said.  “We continue to manage the company on the assumption that the difficult economic conditions facing our customers will continue.”

ARI is a leading provider of electronic catalog-enabled business solutions for sales, service and life-cycle product support in the manufactured equipment market.  ARI currently serves approximately 100 lines of manufactured equipment and 25,000 dealers in more than 100 countries in a dozen segments of the worldwide manufactured equipment market including outdoor power, recreation vehicle, floor maintenance, auto and truck parts aftermarket, power sports, marine and construction.  The Company builds and supports a full suite of multi-media electronic catalog publishing and viewing software for the Web or CD and provides expert catalog publishing and consulting services.  ARI e-Catalog systems support a variety of electronic pathways for parts orders, warranty claims and other transactions between manufacturers and their networks of sales and service points.  In addition, ARI provides a template-based dealer website service that makes it quick and easy for an equipment dealer to have a professional and attractive website.  ARI currently operates three offices in the

United States and one in Europe and has sales and service agents in Australia, England and France providing marketing and support of its products and services.

Second Quarter Earnings Conference Call

ARI’s Second Quarter Conference Call is scheduled for Thursday, February 20, 2003 at 3:30 p.m. Central Time/ 4:30 p.m. Eastern Time.  If you would like to participate on a listen-only basis, please dial in five to ten minutes prior to the starting time at 1-800-360-9865 (International callers dial 1-973-694-6836) and request to be connected to Brian Dearing’s conference call.  A re-broadcast is available beginning 5:30 p.m. CST, Thursday, February 20, 2003 by calling 1-800-428-6051 (International callers dial 1-973-709-2089) and enter key # 286521.  A replay of ARI’s conference call as well as notes and financial information presented in the call will be available on ARI’s Website, www.arinet.com, after 6:00 p.m. Central Time on February 21.

Statements in this news release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act.  The forward-looking statements can generally be identified by words such as "believes," "anticipates," "expects" or words of similar meaning.  Forward-looking statements also include statements relating to the Company's future performance, such as future prospects, revenues, profits and cash flows.  The forward-looking statements are subject to risks and uncertainties, which may cause actual results to be materially different from any future performance suggested in the forward-looking statements.  Such risks and uncertainties include those factors described under "Forward Looking Statements Disclosure" in Exhibit 99.1 of the Company’s annual report on Form 10-K for fiscal year ended July 31, 2002 filed with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements.  The forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements.  For more information, please refer to the Company’s filings with the Securities and Exchange Commission.

Contact:

Nancy Krajcir-Bennett

Bob Whitaker

ARI Network Services, Inc.

Vollrath Associates

Tel: (414) 973-4380

Tel: (262) 240-2408

Fax: (414) 973-4357

Fax: (262) 240-2410

E-mail: krajcir@arinet.com

E-mail: rwhitaker@vollrathpr.com

ARI Network Services, Inc.

Statement of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended		Six months ended
	January 31		January 31
	2003	2002	2003	2002
Net revenues:
Subscriptions, support and other services fees	$2,040	$2,228	$4,031	$4,683
Software licenses and renewals	548	671	1,105	1,491
Professional services	505	419	1,012	964
	3,093	3,318	6,148	7,138

Operating expenses:
Cost of products and services sold:
Subscriptions, support and other services fees	112	(58)	301	151
Software licenses and renewals*	448	423	873	819
Professional services	194	152	344	360
	754	517	1,518	1,330

Depreciation and amortization (exclusive of amortization of software products included in cost of products and services sold)

	53	53	112	107
Customer operations and support	312	291	622	594
Selling, general and administrative	1,688	1,660	3,202	3,517
Software development and technical support	401	541	876	1,187
Operating expenses before amounts capitalized	3,208	3,062	6,330	6,735
Less capitalized portion	(123)	(172)	(283)	(430)
Net operating expenses	3,085	2,890	6,047	6,305
Operating income (loss)	8	428	101	833
Other income (expense)
Interest expense	(344)	(411)	(679)	(740)
Other, net	(39)	17	(42)	4
Total other expense	(383)	(394)	(721)	(736)
Net income (loss)	$ (375)	$34	$(620)	$ 97

Average common shares outstanding	6,437	6,197	6,383	6,190

Basic and diluted net income (loss) per share	($0.06)	$0.01	($0.10)	$0.02

*includes amortization of software products of $445, $405, $864, and $795 and excluding other depreciation and amortization shown separately

Earnings before Interest, Taxes, Depreciation and Amortization

Net Income	$(375)	$34	$(620)	$97
Plus: Interest	344	411	679	740
Amortization of software products	445	405	864	795
Other depreciation and amortization	53	53	112	107
Earnings before interest, taxes, depreciation and amortization	$467	$903	$1,035	$1,739

ARI Network Services, Inc.

Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

ASSETS	January 31	July 31
	2003	2002
Current Assets:
Cash	$1,232	$879
Trade receivables, less allowance for doubtful accounts of
$152 at January 31, 2003 and $140 at July 31, 2002	1,645	1,743
Prepaid expenses and other	105	84
Total Current Assets	2,982	2,706
Equipment and leasehold improvements:
Computer equipment	4,394	4,394
Leasehold improvements	73	73
Furniture and equipment	1,295	1,292
	5,762	5,759
Less accumulated depreciation and amortization	5,374	5,262
Net equipment and leasehold improvements	388	497

Other assets	5	105

Capitalized software product costs	23,868	23,585
Less accumulated amortization	21,383	20,519
Net capitalized software product costs	2,485	3,066

Total Assets	$5,860	$6,374

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current portion of notes payable to shareholder	$ -	$ 50
Current portion of notes payable	3,905	3,490
RFC line of credit	377	360
Accounts payable	292	567
Deferred revenue	4,853	4,619
Accrued payroll and related liabilities	1,017	1,140
Other accrued liabilities	948	1,042
Current portion of capital lease obligations	85	151
Total Current Liabilities	11,477	11,419

Long term liabilities:
Capital lease obligations	4	26
Other long term liabilities	561	535
Total Long Term Liabilities	565	561

Shareholders’ equity (deficit):
Cumulative preferred stock, par value $.001 per share,
1,000,000 shares authorized; 20,350 shares issued and
Outstanding at January 31, 2003 and July 31, 2002	-	-
Common stock, par value $.001 per share, 25,000,000 shares
Authorized; 6,461,772 and 6,329,301 shares issued and outstanding at January 31, 2003 and July 31, 2002
respectively	6	6
Common stock warrants and options	2,459	2,459
Additional paid-in-capital	91,897	91,853
Accumulated deficit	(100,544)	(99,924)
Total Shareholders’ Equity (Deficit)	(6,182)	(5,606)

Total Liabilities and Shareholders’ Equity (Deficit)	$ 5,860	$ 6,374

ARI Network Services, Inc.

Statement of Cash Flows

(In thousands)

(Unaudited)

	Three months ended		Six months ended
	January 31		January 31
	2003	2002	2003	2002
Operating activities
Net income (loss)	$(375)	$34	$(620)	$97
Adjustments to reconcile net income (loss) to net cash
Provided by operating activities:
Amortization of software products	455	405	864	795
Amortization of goodwill	-	3	-	6
Amortization of deferred financing costs and debt discount	273	236	510	473
Depreciation and other amortization	53	50	112	101
Net changes in receivables, prepaid expenses and
other current assets	(56)	(362)	77	138
Net change in accounts payable, deferred revenue,
accrued liabilities and long term liabilities	276	294	(215)	(340)
Net cash provided by operating activities	616	660	728	1,270

Investing activities
Purchase of equipment and leasehold improvements	-	-	(3)	-
Software product cost capitalized	(123)	(172)	(283)	(430)
Net cash used in investing activities	(123)	(172)	(286)	(430)

Financing activities
Borrowings (repayments) under line of credit	-	(98)	-	(200)
Borrowings under notes payable	58	-	58	-
Payments under notes payable	(23)	(167)	(103)	(388)
Payments of capital lease obligations	(41)	(44)	(88)	(89)
Proceeds from issuance of common stock	44	14	44	14
Net cash used in financing activities	38	(295)	(89)	(663)
Net increase (decrease) in cash	531	193	353	177
Cash at beginning of period	701	297	879	313
Cash at end of period	$1,232	$490	$1,232	$490

Cash paid for interest	$ 20	$149	$ 49	$267

See notes to unaudited condensed financial statements.